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                                                                   EXHIBIT 5(d)



               [YOUNG CONAWAY STARGATT & TAYLOR, LLP LETTERHEAD]
                               FAX: (302) 571-0453








                                                     March 30, 1999





CNA Financial Capital III
c/o CNA Financial Corporation
CNA Plaza
Chicago, Illinois 60606


               Re:     CNA Financial Capital III


Ladies and Gentlemen:

               We have acted as Delaware special counsel for CNA Financial Capital III, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. This opinion is furnished to you at your request.


               In connection with the opinions set forth herein, our examination has been limited to a review of originals or copies of the following documents:

               (a) The Certificate of Trust of the Trust, dated December 23, 1998 (the "Certificate"), as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on December 23, 1998;

               (b) The Trust Agreement of the Trust, dated as of December 23, 1998, among CNA Financial Corporation, a Delaware corporation ("CNA Financial"), as depositor, and The First National Bank of Chicago, a national banking association, First Chicago Delaware, Inc., a Delaware Banking corporation, Pamela S. Dempsey, and Donald P. Lofe, Jr., as trustees (collectively the "Trustees").

               (c) The Registration Statement (the "Registration Statement") on Form S-3, including a preliminary prospectus ("Prospectus"), relating to the Preferred




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YOUNG CONAWAY STARGATT & TAYLOR, LLP
CNA Financial Trust III
March 30, 1999
Page 2



Securities of the Trust representing preferred undivided beneficial interests in the Trust (each a "Preferred Security" and collectively, the "Preferred Securities"), as filed by CNA Financial, the Trust, and others as set forth therein with the Securities and Exchange Commission on December 24, 1998;

               (d) A form of Amended and Restated Trust Agreement of the Trust (the "Trust Agreement"), to be entered into among CNA Financial, the Trustees of the Trust, and the holders, from time to time, of undivided beneficial interests in the Trust; and

               (e) A Certificate of Good Standing for the Trust, dated the date hereof, obtained from the Secretary of State.

               Initially capitalized terms herein used and not otherwise defined are used as defined in the Trust Agreement.

               For purposes of this opinion, we have not reviewed any documents other than the documents herein listed, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions herein stated. We have conducted no independent factual investigation of our own, but, rather, have relied solely upon the documents listed herein, the statements and information set forth in such documents, and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects.

               With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

               For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including agreements with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization, or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due



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YOUNG CONAWAY STARGATT & TAYLOR, LLP
CNA Financial Trust III
March 30, 1999
Page 3



authorization, execution, and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement and the Registration Statement, and (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

               This opinion is limited to the laws of the State of Delaware (specifically excluding the securities laws of the State of Delaware), and we have not considered, and express no opinion on, the laws of any other jurisdiction, including, without limitation, federal laws, rules, and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations, and orders thereunder that are currently in effect.

               Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to all assumptions, qualifications, limitations and exceptions herein set forth, we are of the opinion that:

               1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del.
C. Section 3801, et seq.

               2. The Preferred Securities will represent valid, fully paid, and nonassessable undivided beneficial interests in the assets of the Trust.

               3. The Preferred Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

               We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission

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YOUNG CONAWAY STARGATT & TAYLOR, LLP
CNA Financial Trust III
March 30, 1999
Page 4




thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                                     Sincerely,


                                           YOUNG, CONAWAY STARGATT & TAYLOR, LLP